Exhibit 5.1

Sole Elite Group Limited NovaSage Incorporations (Cayman) Limited Floor 4, Willow House, Cricket Square P.O. Box 2582 Grand Cayman KY1-1103 Cayman Islands	D +852 3656 6054 E nathan.powell@ogier.com Reference: NMP/FYC/167509.00001

12 November 2015

Dear Sirs

Sole Elite Group Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement (the Registration Statement) on Form F-1, including all amendments or supplements thereto (the Form F-1), filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) covering up to 2,000,000 units (the Units), with each Unit consisting of one ordinary share of a par value of US$0.001 per share each of the Company (the Unit Shares) and a warrant to purchase one ordinary share of a par value of US$0.001 each of the Company (the Unit Warrants), plus up to an additional 15% of such Units to cover the over-allotment option to be granted to the underwriters, and an additional 20% of the Offering (as defined below) to the extent permitted by the relevant securities laws in the Company’s proposed initial public offering (the Offering).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the Certificate of Incorporation of the Company dated 10 December 2014 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the memorandum and articles of association of the Company filed with the Registrar on 10 December 2014;

(c)	a Certificate of Good Standing dated 30 September 2015 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Ray Ng Kate Hodson Anthony Oakes James Bergstrom Marcus Leese

(d)	the register of directors of the Company as at 10 April 2015 (the ROD);

(e)	a certified true copy of the register of members of the Company, certified on 25 June 2015 (the ROM, and together with the ROD, the Registers);

(f)	written resolutions of the directors of the Company passed on 6 November 2015 (the Board Resolutions);

(g)	a certificate dated 12 November 2015 as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate);

(h)	the Registration Statement;

(i)	the form of the warrant agreement between the Company and Continental Stock Transfer & Trust Company LLC set forth as an exhibit to the Registration Statement;

(j)	the form of the Underwriting Agreement between the Company and Dawson James Securities, Inc. set forth as an exhibit to the Registration Statement;

(k)	the form of the warrant to purchase combinations of ordinary shares and ordinary share purchase warrants issued by the Company set forth as an exhibit to the Registration Statement (the Representatives’ Warrants); and

(l)	the Cause List and Register of Writs and Other Originating Process at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 6 November 2015 (the Cause List).

We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the examinations expressly referred to in this paragraph 1. The documents listed in paragraph 1(i) to (k) above are collectively referred to as the Transaction Documents.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all parties to the Transaction Documents have the capacity, power and authority to exercise their rights and perform their obligations under such Registration Statement;

(b)	each of the Transaction Documents has been or, as the case may be, will be duly authorised by or on behalf of all relevant parties;

(c)	all original documents examined by us are authentic and complete;

(d)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(e)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(f)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(g)	the Board Resolution remains in full force and effect;

(h)	the Transaction Documents will be duly executed by the Company in the form of the drafts we have examined provided to us on 3 November 2015 by Schiff Hardin LLC;

(i)	the Company has sufficient number of ordinary shares within its authorized share capital to ensure it is able to fulfil its obligation to issue the Unit Shares and the Warrant Shares, plus any additional shares required to be issued pursuant to the Offering and the Transaction Documents (as the case may be); and

(j)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

(b)	Assuming that payment of the consideration in accordance with the terms set out in the Registration Statement, the Transaction Documents and the Board Resolutions has been made in full and no requirement to pay additional consideration is contained in any other document and subject to the satisfaction of any conditions or requirements set forth in the Registration Statement, the Transaction Documents and the Board Resolutions:

(i)	the Unit Shares and the ordinary shares of the Company issuable upon exercise of the Unit Warrants and the Representatives’ Warrants, when issued and allotted as contemplated by the Registration Statement, the Transaction Documents and the Board Resolutions, are duly and validly authorised and when entered on the register of members of the Company against the name of the holders thereof as such; and

(ii)	the Unit Warrants and Representatives’ Warrants, when issued and allotted as contemplated by the Registration Statement, the Transaction Documents and the Board Resolutions, are duly and validly authorised and when entered on the register of warrants of the Company against the name of the holders thereof as such, will be validly issued as fully paid and non-assessable under Cayman Islands law.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement and the Transaction Documents (or as to how the commercial terms of the Transaction Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Transaction Documents and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Law (Revised) (Companies Law) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Law.

4.4	Our examination of the Cause List cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Cause List immediately or the court file associated with the matter may not be accessible (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Legal Matters” and “Taxation” of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulation of Commission thereunder.

Yours faithfully

Ogier